Exhibit 99.1

diaDexus, Inc. Provides Update Related to Topline Lp-PLA2 Inhibitor Data Reported by GlaxoSmithKline

—STABILITY Trial Did Not Meet Primary Endpoint; Reduction in Some Secondary Endpoints Observed—

—Company Believes PLAC® Test Business Remains Strong—

SOUTH SAN FRANCISCO, Calif., November 12, 2013 — diaDexus, Inc. (OTCQB: DDXS), today provided an update to their PLAC® Test business related to the topline Phase 3 STABILITY trial results announced by GlaxoSmithKline (GSK). GSK reported in a press release this morning that their trial evaluating the Lp-PLA2 inhibitor, darapladib, did not meet its primary endpoint measure, which was time to first occurrence of any major adverse cardiovascular event (MACE). GSK has indicated that patient sub-group analyses of the STABILITY trial will be forthcoming. diaDexus’ patent protected research use only activity assay was used in the study to measure patient Lp-PLA2 activity at baseline and during follow-up visits.

Lp-PLA2 levels aid in cardiovascular disease (CVD) risk assessment independent from other biomarkers—providing insight into the relationship between inflammation, atherosclerosis and CVD outcomes. GSK will continue investigations into the role of Lp-PLA2 inhibition as they analyze the data from STABILITY, including evaluation of the patient sub-groups and await the results of a second Phase 3 study of darapladib in acute coronary syndrome, termed SOLID-TIMI 52 expected to be available in 2014.

“We look forward to the anticipated sub-group analysis of the STABILITY study and the SOLID-TIMI 52 study results. There is a high unmet need in coronary heart disease and we continue to believe there is an important role for Lp-PLA2 evaluation. Our FDA-cleared PLAC® Test ELISA Kit continues to be a critical tool in assessing cardiovascular disease risk for millions of patients,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “Measurement of Lp-PLA2 with the PLAC Test is increasing among primary care physicians, and we will continue to educate the physician community on the importance of Lp-PLA2 and the risks of elevated Lp-PLA2 levels.”

“Many Americans do not realize that risk factors other than cholesterol levels contribute to major cardiac events, but in fact, 50 percent of all heart attacks and strokes occur in people with normal lipid levels,” said Robert Schott, M.D., MPH, FACC, diaDexus’ vice president of Medical Affairs. “Lp-PLA2 as a CVD biomarker is well-studied and has been characterized as a risk factor for coronary heart disease. Identifying active cardiovascular inflammatory disease, indicated with increased levels of Lp-PLA2, can make a difference in patient care. Because of this, the PLAC Test remains an important, actionable tool and a valuable guide for patient management.”

About GSK’s STABILITY and Phase 3 program

The STABILITY trial (STabilisation of Atherosclerotic plaque By Initiation of darapLadIb TherapY) is a GSK sponsored global Phase 3 cardiovascular outcomes study designed to evaluate the clinical safety and efficacy of treatment with darapladib versus placebo, when added to the standard of care, on the incidence of MACE in high-risk patients with chronic coronary heart disease (CHD).

A second GSK sponsored Phase 3 study, SOLID-TIMI 52 (The Stabilisation of pLaque Using darapladib -Thrombolysis In Myocardial Infarction 52), evaluating the efficacy of darapladib in men and women with acute coronary syndrome, is also ongoing.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations and assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include whether the results of the STABILITY trial, including any subgroup analysis, will negatively impact the current or future growth of the PLAC Test ELISA Kit, whether levels of Lp-PLA2 will continue to play a role in the evaluation of coronary heart disease; whether GSK will continue support of PLAC Test, whether future studies may support the scientific results observed in the LIPID study; the timing of the submission of the PLAC Test for Lp-PLA2 Activity and whether, following submission, it can achieve FDA clearance and if even if cleared, the ability to gain acceptance in the marketplace; and the timing of data from a longitudinal cardiovascular disease study necessary to support submission for clearance to the FDA. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent quarterly report on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors@diadexus.com

Media / Investor Relations:

BrewLife

Nicole Foderaro

415-946-1058

nfoderaro@brewlife.com